As filed with the Securities and Exchange Commission on November 13, 2006
                                                      Registration No.333- 64177
================================================================================
--------------------------------------------------------------------------------
                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

--------------------------------------------------------------------------------
                         POST-EFFECTIVE AMENDMENT NO. 8
                                       ON
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
--------------------------------------------------------------------------------

                        INTERVEST BANCSHARES CORPORATION
              (Exact name of registrant as specified in its charter)


             DELAWARE                                   13-3699013
  (State or other jurisdiction of          (I.R.S. Employer Identification No.)
   incorporation or organization)

                       -----------------------------------

                        ONE ROCKEFELLER PLAZA, SUITE 400
                          NEW YORK, NEW YORK 10020-2002
                                 (212) 218-2800
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       -----------------------------------

                            THOMAS  E. WILLETT, ESQ.
                                HARRIS BEACH PLLC
                                 99 GARNSEY ROAD
                            PITTSFORD, NEW YORK 14534
                                 (585) 419-8800
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
                       ----------------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                                        I

     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE*
                                  ------------

* PRIOR REGISTRATION - RULE 429

As permitted by Rule 429, the prospectus included herein also relates to: a Registration Statement on Form SB-2 (No. 333-5013) with respect to shares of Class A Common Stock issuable upon conversion of debentures; a Registration Statement on Form SB-2 (No. 333-82246) with respect to 675,000 Warrants and 675,000 shares of Class A Common Stock; a Registration Statement on Form SB-2 (No. 333-3522) with respect to 613,500 Warrants and 613,500 shares of Class A Common Stock; a Registration Statement on Form SB-2 (No. 333-26583) with respect to 240,165 Warrants, 240,165 shares of Class A Common Stock and 150,000 shares of Class B Common Stock; and a Registration Statement on Form SB-2 (No. 333-33419) related to 965,683 Warrants and 965,683 shares of Class A Common Stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8 (A), MAY DETERMINE.


                                       II

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

             Subject to Completion Dated November November 13, 2006

                                   PROSPECTUS

                        INTERVEST BANCSHARES CORPORATION
                          (A Financial Holding Company)

     This prospectus covers up to 195,535 shares of our Class A Common Stock that we may issue upon conversion of our Series 5/14/98 convertible debentures. This prospectus also covers up to 501,465 shares of Class A Common Stock and up to 195,000 shares of Class B Common Stock that we may issue upon exercise of previously issued warrants.

     Our Class A and Class B Common Stock have equal voting rights as to all matters, except that, so long as at least 50,000 shares of Class B Common Stock are issued and outstanding, the holders of the Class B Common Stock are entitled to vote for the election of two-thirds (rounded up to the nearest whole number) of our directors, and the holders of Class A Common Stock are entitled to elect the remaining directors. Our Class B Common Stock is convertible, at any time, on a share for share basis, into shares of Class A Common Stock at the option of the holder. A more detailed description of our Class A and Class B Common Stock can be found below under "Description of Our Securities".

OUR CLASS A COMMON STOCK IS LISTED ON THE NASDAQ GLOBAL SELECT MARKET UNDER THE
                                 SYMBOL "IBCA".

PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT CERTAIN FACTORS YOU
                                SHOULD CONSIDER.

                               -----------------

THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR
  OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                 CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF
THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTA-TION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

------------------------------------------------------------------
                                     Underwriting
                                     Discounts and    Proceeds to
                  Price to Public   Commissions (1)   Company (2)
---------------  -----------------  ---------------  -------------
   Per Share            (3)               ---             (3)
---------------  -----------------  ---------------  -------------
Per Warrant (4)         ---               ---             ---
---------------  -----------------  ---------------  -------------
     Total          $4,812,000            ---         $4,812,000
------------------------------------------------------------------

(1) The Company will not use brokers or dealers in connection with this offering.

(2) Before deducting expenses estimated at $6,000. The Company will not receive any proceeds in connection with the conversion of its Series 5/14/98 debentures.

(3) Warrants related to 501,465 shares of Class A Common Stock are at an exercise price of $6.67 per share.

     Warrants related to 145,000 shares of Class B Common Stock are at an exercise price of $6.67 per share.

     Warrants related to 50,000 shares of Class B Common Stock are at an exercise price of $10.00 per share.

(4)  The Company received no separate proceeds upon issuance of the warrants.

          The date of this Prospectus is                  , 2006

                                TABLE OF CONTENTS

                                TABLE OF CONTENTS


                                                                        PAGE
                                                                        ----
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . .
Risk Factors.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Where You Can Find More Information  . . . . . . . . . . . . . . . . .
Incorporation of Certain Documents by Reference  . . . . . . . . . . .
Forward-Looking Statements . . . . . . . . . . . . . . . . . . . . . .
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . .
Determination of Offering Price  . . . . . . . . . . . . . . . . . . .
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . .
Description of Our Securities  . . . . . . . . . . . . . . . . . . . .
Legal Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                              ABOUT THIS PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE ARE NOT MAKING OFFERS TO SELL THE SECURITIES COVERED BY THIS PROSPECTUS OR SOLICITING OFFERS TO PURCHASE THE SECURITIES COVERED BY THIS PROSPECTUS IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF NOVEMBER 13, 2006, THE DATE ON THE FRONT COVER. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.

                               PROSPECTUS SUMMARY

     This summary highlights information contained in this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should read the entire prospectus carefully, especially the risks of investing in our Class A Common Stock and Class B Common Stock discussed under the "Risk Factors" section below, as well as our consolidated financial statements incorporated by reference into this prospectus. References in this prospectus to "we," "us," "our," the "holding company," and "Intervest" refer to Intervest Bancshares Corporation and its consolidated subsidiaries, unless otherwise specified. References to the "bank" and our "mortgage lending subsidiary" refer to our principal operating subsidiaries, Intervest National Bank and Intervest Mortgage Corporation, respectively.

  WHO WE ARE

     We are a registered financial holding company incorporated in 1993 under the laws of the State of Delaware. We are the parent company of Intervest National Bank, Intervest Mortgage Corporation and Intervest Securities Corporation. We own 100% of the outstanding capital stock of each of these entities. We also own 100% of the outstanding capital stock of Intervest Statutory Trust I, II, III, IV and V, all of which are unconsolidated entities for financial statement purposes as required by Financial Accounting Standards Board (FASB) Interpretation No. 46-R, "Consolidation of Variable Interest Entities."

     Our primary business is the ownership and operation of our subsidiaries. We do not engage in any other substantial business activities other than a limited amount of real estate mortgage lending, including the participation in loans originated by the bank. From time to time, we also issue debt and equity securities to raise funds for working capital purposes. We are subject to examination and regulation by the Federal Reserve Board ("FRB").

     At September 30, 2006, we had total assets of $1.97 billion, cash and security investments of $449.9 million, net loans of $1.48 billion, deposits of $1.60 billion, borrowed funds and related interest payable of $174.1 million, and stockholders' equity of $154.4 million.

          Intervest National Bank. Intervest National Bank is a nationally
          -----------------------
chartered bank that has its headquarters and a full-service banking office in New York City and five full-service banking offices in Pinellas County, Florida. The Bank expects to open an additional branch in Clearwater Beach, Florida in December of 2006.

     The bank provides a variety of personalized commercial and consumer banking services to small and middle-market businesses and individuals. The bank attracts deposits from the areas served by its banking offices. The Bank also provides internet banking through its web site: www.intervestnatbank.com, which attracts deposit customers from within as well as outside its primary market areas. The deposits, together with funds derived from other sources, are mainly used to originate mortgage loans secured by commercial and multifamily real estate properties and to purchase investment securities. The information on the aforementioned web site is not and should not be considered part of this report and is not incorporated by reference in this report.

     The bank's revenues are primarily derived from interest and fees received from originating loans, and from interest and dividends earned on securities and other short-term investments. The principal sources of funds for the bank's lending activities are deposits, repayment of loans, maturities and calls of securities and cash flow generated from operations. The bank's principal expenses are interest paid on deposits and operating and general and administrative expenses.

     The bank's deposit flows and the rates paid thereon are influenced by interest rates on competing investments available to depositors and general market rates of interest. The bank's lending activities are affected by the interest rates it charges on loans, customer demand for loans, the supply of money available for lending purposes, the rates offered by its competitors and the terms and credit risks associated with the loans. The bank faces strong competition in the attraction of deposits and in the origination of loans. The bank's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to the extent permitted by law.

     The bank's operations are significantly influenced by general and local economic conditions, particularly those in the New York City metropolitan area and the State of Florida where most of the properties that secure its mortgage loans are concentrated, and by related monetary and fiscal policies of banking regulatory agencies, including the FRB and FDIC. The Bank is also subject to the supervision, regulation and examination of the Office of the Comptroller of the Currency of the United States of America (OCC).

     At September 30, 2006, the bank had total assets of $1.83 billion, cash and security investments of $419 million, net loans of $1.38 billion, deposits of $1.62 billion, borrowed funds and related interest payable of $0.2 million, and stockholder's equity of $170.6 million.

          Intervest Mortgage Corporation. Intervest Mortgage Corporation's
          ------------------------------
business focuses on the origination of first mortgage and junior mortgage loans secured by commercial and multifamily real estate properties. It also provides loan origination services to the bank. Intervest Mortgage Corporation funds its lending business through the issuance of subordinated debentures in public offerings. It currently has one active wholly owned subsidiary, Intervest Realty Servicing Corporation, which is engaged in certain mortgage servicing activities. At September 30, 2006, Intervest Mortgage Corporation had total assets of $128.5 million, cash and short-term investments of $33.6 million, net loans of $88 million, debentures and related interest payable of $96.7 million, and stockholder's equity of $29 million,

          Intervest Securities Corporation. Intervest Securities Corporation is
          --------------------------------
a broker/dealer and a member of the National Association of Securities Dealers
(NASD). The business activities of Intervest Securities Corporation have not, to date, been material and we are in the process of discontinuing its operations. Its revenues have been derived from participating as a selected dealer from time to time in offerings of debt securities of certain affiliates, primarily those of Intervest Mortgage Corporation. At September 30, 2006, Intervest Securities Corporation had total assets of $512 thousand and its stockholder's equity amounted to $504 thousand. In October of 2006, the limited operations of Intervest Securities Corporation were discontinued and its net assets will be distributed to the parent corporation during the fourth quarter of 2006.

          Intervest Statutory Trusts. Intervest Statutory Trust I, II, III, IV
          --------------------------
and V were formed for the sole purpose of issuing and administering trust preferred securities. Intervest Statutory Trust I, II, III and IV issued in December 2001, September 2003, March 2004 and September 2004, respectively, $15 million of trust preferred securities and Intervest Statutory Trust V issued in September 2006 an additional $10 million of trust preferred securities for a total of $70 million. We plan to redeem $15 million of trust preferred securities in December of 2006 and to dissolve Intervest Statutory Trust I. The trusts do not conduct any trade or business.

  CORPORATE INFORMATION

Our headquarters is located on the fourth floor of One Rockefeller Plaza, New York, New York, 10020-2002. Our telephone number is (212) 218-2800.

THE OFFERING
-------------------------------------------------------------------------------------------------------------------------
Securities                                             501,465 shares of Class A Common Stock and 195,000 shares
Offered                                                of Class B Common Stock issuable upon exercise of Warrants and 195,535 shares of Class A Common Stock currently
                                                       issuable upon conversion of our Series 5/14/98 debentures.
                                                       See "Description of Capital Stock" and "Description of
                                                       Debentures."
-------------------------------------------------------------------------------------------------------------------------
Shares of Class A Common Stock currently
outstanding (1)                                        7,470,490
-------------------------------------------------------------------------------------------------------------------------
Shares of Class A Common Stock outstanding after
conversion of our Series 5/14/98 debentures and
exercise of warrants for Class A Common
Stock                                                  8,167,490
-------------------------------------------------------------------------------------------------------------------------
Shares of Class B Common Stock currently
outstanding                                            385,000
-------------------------------------------------------------------------------------------------------------------------
Shares of Class B Common Stock outstanding
after exercise of warrants for Class B
Warrants.                                              580,000
-------------------------------------------------------------------------------------------------------------------------
Market for the Class A Common Stock                    The Class A Common Stock is listed on the Nasdaq Global
                                                       Select Market under the symbol "IBCA."
-------------------------------------------------------------------------------------------------------------------------
Use of Proceeds                                        The net pro-ceeds of this Offering, if any, received upon exercise of Warrants will be added to our working capital and will be available for general corporate purposes. Portions of the
                                                       proceeds may be invested in our subsidiaries.
-------------------------------------------------------------------------------------------------------------------------
Investment Considerations                              Investors should consider the information discussed under the heading "Risk Factors."
-------------------------------------------------------------------------------------------------------------------------

(1) As of September 30, 2006. Does not include: (i) 385,000 shares of Class A Common Stock issuable upon the conversion of issued and outstanding shares of Class B Common Stock; (ii) 501,465 shares of Class A Common Stock issuable upon exercise of Warrants for Class A Common Stock; (iii) 195,000 shares of Class A Common Stock issuable upon conversion of Class B Common Stock issuable upon exercise of Warrants for Class B Common Stock; and (iv) 195,535 shares of Class A Common Stock issuable upon conversion of our 5/14/98 debentures.

                                  RISK FACTORS

     Investment in our Class A Common Stock involves a number of risks. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following risk factors in evaluating an investment in our Class A Common Stock before you purchase any shares of our Class A Common Stock offered by this prospectus. An investment in our Class A Common Stock should be undertaken only by persons who can afford an investment involving such risks.

Risks Relating to Our Business

WE DEPEND ON OUR EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES TO IMPLEMENT OUR BUSINESS STRATEGY AND OUR BUSINESS MAY SUFFER IF WE LOSE THEIR SERVICES.

     Our success is largely dependent on the business expertise and relationships of a small number of our executive officers and other key employees. Jerome Dansker, our founding chairman and chief executive officer who was instrumental to our success, passed away in August of 2006. Consistent with our succession planning, his duties were assumed by his son, Lowell S. Dansker. On August 17, 2006, Lowell D. Dansker, age 55, was elected our new Chairman of the Board and Chief Executive Officer and John J. Arvonio, age 43, was elected our Chief Financial Officer. Mr. Lowell S. Dansker previously served as Vice Chairman of the Board since October 2003 and as President and Treasurer since 1993. He will continue to serve as President of the Company. Mr. Arvonio has served as Senior Vice President, Chief Financial Officer and Secretary of Intervest National Bank, our wholly-owned subsidiary, since September 2000 and as our Chief Accounting Officer since December 2005. He will continue to serve in those capacities.

     If the services of any of our executive officers or other key employees were to become unavailable for any reason, the growth, performance and operation of our company and its subsidiaries might be adversely affected because of their skills and knowledge of the markets in which we operate, years of real estate lending experience and the difficulty of promptly finding qualified replacement personnel. As a result, our ability to successfully grow our business will depend, in part, on our ability to attract and retain additional qualified officers and employees.

OUR LOANS ARE HIGHLY CONCENTRATED IN COMMERCIAL REAL ESTATE AND MULTIFAMILY MORTGAGE LOANS, INCREASING THE RISK ASSOCIATED WITH OUR LOAN PORTFOLIO.

     Nearly all (99.9%) of our loan portfolio is comprised of commercial real estate and multifamily mortgage loans, including loans on substantially vacant properties and vacant land. This concentration increases the risk associated with our loan portfolio. Commercial real estate and multifamily loans are generally considered riskier than many other kinds of loans, like single family residential real estate loans, since these loans tend to involve larger loan balances to single borrowers and repayment of loans secured by income-producing property is typically dependent upon the successful operation of the underlying real estate. Additionally, loans on vacant land typically do not have income streams and depend upon other sources of cash flow from the borrower for repayment. Our average real estate loan size was $2.8 million at September 30, 2006 and we expect that it will continue to increase in the future. Regardless of the underwriting criteria we utilize, losses may be experienced as a result of various factors beyond our control, including, among other things, changes in market and economic conditions affecting the value of our loan collateral and problems affecting the credit and business of our borrowers.

AN ECONOMIC DOWNTURN IN NEW YORK OR FLORIDA COULD HINDER OUR ABILITY TO OPERATE PROFITABLY AND HAVE AN ADVERSE IMPACT ON OUR OPERATIONS.

     The properties collateralizing our mortgage loans are heavily concentrated in New York City and Florida, our two primary lending market areas. Accordingly, our business and operations are vulnerable to downturns in the economies of those geographic areas. At December 31, 2005, mortgages representing approximately 65% and 24% of the principal balance of our total loan portfolio were on properties located in New York State and Florida, respectively. A large number of the loans in New York are secured by properties located in Manhattan, Brooklyn and the Bronx. A large number of the loans in Florida are secured by properties located in Clearwater, Tampa, Fort Lauderdale, Miami, Orlando and St. Petersburg. The concentration of our loans in these areas subjects us to risk that a downturn in the economy or recession in those areas could result in a decrease in loan originations and increases in delinquencies and foreclosures, which would more greatly affect us than if our lending were more geographically diversified. Many of the properties located in the New York City area underlying our mortgage loans are subject to rent control and rent stabilization laws, which limit the ability of property owners to increase rents, which may in turn limit the borrowers' ability to repay those mortgage loans. In addition, since a large portion of our portfolio is secured by properties located in Florida, the occurrence of a natural disaster, such as a hurricane, could result in a decline in loan originations, a decline in the value or destruction of mortgaged properties and an increase in the risk of delinquencies, foreclosures or loss on loans originated by us in that state. We may suffer losses if there is a decline in the value of the properties underlying our mortgage loans which would have an adverse impact on our operations. See "-If the properties underlying many of our mortgage loans loose value, we may suffer loan losses".

OUR HISTORICAL LEVELS OF BALANCE SHEET GROWTH AND FINANCIAL PERFORMANCE TRENDS MAY NOT CONTINUE IF OUR GROWTH STRATEGY IS NOT SUCCESSFUL.

     A key component of our business strategy has been and will continue to be our growth, including the attraction of additional deposits and the origination of additional loans. Our ability to sustain continued growth depends upon several factors outside of our control, including economic conditions generally and in our market areas in particular, as well as interest rate trends. We can provide no assurance that we will continue to be successful in increasing the volume of our loans and deposits at acceptable risk and asset quality levels and upon acceptable terms, while managing the costs and implementation risks associated with this growth strategy. There can be no assurance that further expansion will be profitable or that we will continue to be able to sustain our historical rate of growth, either through internal growth or through other expansion of our banking markets. In addition, we have relied historically on a relatively small number of key executives in relation to the size of our company, and there can be no assurance that we will be able to manage anticipated future growth without additional management staff. Our growth strategy may also limit short-term increases in our profitability, as we dedicate resources to the building of our infrastructure. See "--We depend on our executive officers and other key employees to implement our business strategy and our business may suffer if we lose their services."

OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL SUFFER IF WE DO NOT CONTINUALLY IDENTIFY AND INVEST IN MORTGAGE LOANS OR OTHER INSTRUMENTS WITH RATES OF RETURN ABOVE OUR COST OF FUNDS.

     Our profitability depends primarily on the generation of net interest income which is dependent on the interest rate spread, which is the difference between yields earned on our interest-earning assets and the rates paid on our interest-bearing liabilities. As a result, our success, in large part, depends on our ability to invest a substantial percentage of our assets in mortgage loans with rates of return that exceed our cost of funds. We may also experience lower rates of return from the investment of our assets, including but not limited to proceeds from the prepayment of loans, in liquid assets such as government securities and overnight funds, which would have a material adverse effect on our business, financial condition or results of operations. Our net interest margin has ranged from a low of 2.34% for 2000 to a high of 2.90% for 2003, and was 2.71% for the quarter ended September 30, 2006.

CHANGES IN INTEREST RATES COULD ADVERSELY IMPACT OUR EARNINGS.

     Like many financial institutions, we are subject to the risk of fluctuations in interest rates. A significant change in interest rates could have a material adverse effect on our net income. Fluctuations in interest rates are not predictable or controllable and, therefore, there can be no assurance of our ability to maintain a consistent positive interest rate spread between the yield earned on our interest-earning assets and the rates paid on our interest-bearing liabilities. Our one-year positive interest rate sensitivity gap was $273.6 million, or 13.9% of total assets, at September 30, 2006. For purposes of computing the gap, all deposits with no stated maturities are treated as readily accessible accounts. However, if such deposits were treated differently, the one-year gap would then change. The behavior of core depositors may not necessarily result in the immediate withdrawal of funds in the event deposit rates offered by the bank did not change as quickly and uniformly as changes in general market rates. Notwithstanding all of the above, there can be no assurances that a sudden and substantial increase in interest rates may not adversely impact our earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis.

IF THE PROPERTIES UNDERLYING MANY OF OUR MORTGAGE LOANS LOSE VALUE, WE MAY SUFFER LOAN LOSSES.

     Our ability to recover our investment in mortgage loans is solely or primarily dependent on the market value of the properties underlying our mortgage loans because many of our mortgages that we have originated, or will originate in the future, are nonrecourse or limited recourse. Under the terms of nonrecourse mortgages, the owner of the property subject to the mortgage has no personal obligation to repay the mortgage note which the mortgage secures. In some circumstances, we may have limited recourse against the owner with respect to liabilities related to tenant security deposits, proceeds from insurance policies, losses arising under environmental laws and/or losses resulting from waste or acts of malfeasance. In addition, our losses in connection with delinquent and foreclosed loans may be more pronounced because most of our loans do not require repayment of a substantial part of the original principal amount until maturity, and if borrowers default on their balloon payments or if we have a junior lien position, it may have a material adverse effect on our business, financial condition and results of operations. Additionally, since we tend to lend in areas that are in the process of being revitalized, properties securing our loans in these revitalizing neighborhoods may be more susceptible to fluctuations in property values than in more established areas. In the event we are required to foreclose on a property securing one of our mortgage loans or otherwise pursue our remedies in order to protect our investment, there can be no assurance that we will recover funds in an amount equal to our projected return on our investment or in an amount sufficient to prevent a loss to us due to prevailing economic conditions, real estate values and other factors associated with the ownership of real property. As a result, the market value of the real estate or other collateral underlying our loans may not, at any given time, be sufficient to satisfy the outstanding principal amount of the loans.

WE MAY HAVE HIGHER LOAN LOSSES THAN WE HAVE ALLOWED FOR, IN WHICH CASE OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION WILL BE ADVERSELY AFFECTED.

     We maintain an allowance for loan losses in order to mitigate the effect of possible losses inherent in our loan portfolio. There is a risk that we may experience losses which could exceed the allowance for loan losses we have set aside. In determining the size of the allowance, our management makes various assumptions and judgments about the collectibility of our loan portfolio, including the diversification of our loan portfolio, the effect of changes in the local real estate market on collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of nonperforming loans and related collateral security, and the evaluation of our loan portfolio by an external loan review. At September 30, 2006, we had a net loan portfolio of approximately $1.49 billion and the allowance for loan losses was approximately $17.0 million, which represented 1.14% of the total amount of the loans. If our assumptions and judgments prove to be incorrect or federal regulators require us to increase our provision for loan losses or recognize further loan charge-offs, we may have to increase our allowance for loan losses or loan charge-offs which could have an adverse effect on our operating results and financial condition. There can be no assurances that our allowance for loan losses will be adequate to protect us against loan losses that we may incur.

WE ARE A HIGHLY LEVERAGED COMPANY AND OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM CONTINUING TO GROW OUR BALANCE SHEET.

     At September 30, 2006, our borrowed funds (exclusive of deposits) and related interest payable was approximately $174.1 million, consisting of $72.5 million principal amount of trust preferred securities, $95.8 million principal amount of subordinated debentures, $5.9 million of accrued interest payable on borrowed funds, and $0.2 million of a mortgage note payable. This level of indebtedness could make it difficult for us to satisfy all of our obligations to the holders of our debt and could limit our ability to obtain additional debt financing to fund our working capital requirements. In addition, the indentures underlying the subordinated debentures of our mortgage lending subsidiary contain financial and other restrictive covenants that may limit its ability to incur additional indebtedness. Our mortgage lending subsidiary has and expects to continue to rely on the issuance of its subordinated debentures in registered, best efforts offerings to the public as a source of funds to support its loan originations. The inability to incur additional indebtedness could adversely affect our business and financial condition by, among other things, limiting our flexibility in planning for, or reacting to, changes in our industry; placing us at a competitive disadvantage with respect to our competitors who may operate on a less leveraged basis. As a result, this may make us more vulnerable to changes in economic conditions and require us to dedicate a substantial portion of our cash flow from operations to the repayment of our indebtedness, which would reduce the funds available for other purposes which, in turn, could have a negative impact on our profitability and our stock price.

WE OPERATE IN A HIGHLY REGULATED INDUSTRY AND GOVERNMENT REGULATIONS SIGNIFICANTLY AFFECT OUR BUSINESS.

     The banking industry is extensively regulated. Banking regulations are intended primarily to protect depositors, consumers and the Bank Insurance Fund of the Federal Deposit Insurance Corporation, referred to in this prospectus as the FDIC, and not stockholders. We are subject to regulation and supervision by the Board of Governors of the Federal Reserve System, or Federal Reserve Board, referred to in this prospectus as the FRB, and the bank is subject to regulation and supervision by the Office of the Comptroller of the Currency, referred to in this prospectus as the OCC. Regulatory requirements affect our lending practices, capital structure, investment practices, dividend policy and growth. The bank regulatory agencies have broad authority to prevent or remedy unsafe or unsound practices or violations of law. We are subject to regulatory capital requirements, and a failure to meet minimum capital requirements or to comply with other regulations could result in actions by regulators that could adversely affect our ability to pay dividends or otherwise adversely impact our operations. In addition, changes in law, regulations and regulatory practices affecting the banking industry may limit the manner in which we may conduct our business.

WE DEPEND ON BROKERS AND OTHER SOURCES FOR OUR MORTGAGE LENDING ACTIVITIES AND ANY REDUCTION IN REFERRALS COULD LIMIT OUR ABILITY TO GROW.

     We rely significantly on referrals from mortgage brokers for our loan originations. Our ability to maintain our history of growth may depend, in part, on our ability to continue to attract referrals from mortgage brokers. If those referrals were to decline or did not continue to expand, there can be no assurances that other sources of loan originations would be available to assure our ability to maintain a level of growth consistent with our historical performance.

SINCE WE ENGAGE IN COLLATERAL-BASED LENDING AND MAY BE FORCED TO FORECLOSE ON THE COLLATERAL PROPERTY AND OWN THE UNDERLYING REAL ESTATE, WE MAY BE SUBJECT TO THE INCREASED COSTS ASSOCIATED WITH THE OWNERSHIP OF REAL PROPERTY WHICH COULD RESULT IN REDUCED REVENUES.

     Since we are primarily a collateral-based lender, we may have to foreclose on the collateral property to protect our investment and may thereafter own and operate such property, in which case we are exposed to the risks inherent in the ownership of real estate. The amount that we, as a mortgagee, may realize after a default, is dependent upon factors outside of our control, including, but not limited to:

          -    general or local economic conditions;
          -    neighborhood values;
          -    interest rates;
          -    real estate tax rates;
          -    operating expenses of the mortgaged properties;
          -    supply of and demand for rental units or properties;
          - ability to obtain and maintain adequate occupancy of the properties;
          -    zoning laws;
          -    governmental rules, regulations and fiscal policies; and
          -    acts of God.

     Certain expenditures associated with the ownership of real estate, principally real estate taxes and maintenance costs, may adversely affect the income from the real estate. Therefore, the cost of operating a real property may exceed the rental income earned from such property, and we may have to advance funds in order to protect our investment or we may be required to dispose of the real property at a loss. The foregoing expenditures and costs could adversely affect our ability to generate revenues, resulting in reduced levels of profitability.

THE EMPLOYMENT AGREEMENT OF OUR CHIEF EXECUTIVE OFFICER PERMITS HIM TO ENGAGE IN ACTIVITIES THAT MAY BE CONSIDERED TO BE COMPETING WITH OUR SUBSIDIARIES, WHICH MAY HAVE AN ADVERSE EFFECT ON THE BUSINESS OF OUR SUBSIDIARIES.

     The long-term employment agreement between us and our chief executive officer expressly permits him to engage in outside activities, including activities competitive with our subsidiaries. This may have a material adverse effect on the business and financial condition of our subsidiaries.

IF WE FAIL TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROL OVER FINANCIAL REPORTING, WE MAY NOT BE ABLE TO ACCURATELY REPORT OUR FINANCIAL RESULTS OR PREVENT FRAUD. AS A RESULT, CURRENT AND POTENTIAL STOCKHOLDERS, DEPOSITORS AND SUBORDINATED DEBENTURE HOLDERS COULD LOSE CONFIDENCE IN OUR FINANCIAL REPORTING, WHICH COULD ADVERSELY AFFECT OUR BUSINESS, THE TRADING PRICE OF OUR STOCK AND OUR ABILITY TO SELL SUBORDINATED DEBENTURES AND ATTRACT ADDITIONAL DEPOSITS.

     The requirements of Section 404 of the Sarbanes Oxley Act and Securities and Exchange Commission rules and regulations require an annual management report on our internal controls over financial reporting, including, among other matters, management's assessment of the effectiveness of our internal control over financial reporting, and an attestation report by our independent registered public accounting firm addressing these assessments. Beginning with our annual report for the year ending December 31, 2007, we will have to include in our annual reports on Form 10-K filed with the Securities and Exchange Commission a report of management regarding our internal controls over financial reporting in accordance with the above requirements. In this regard, we are continuing our process to document and evaluate our internal control over financial reporting in order to satisfy these requirements. The process includes internal resources and the involvement of outside consultants. This process is designed to (i) assess and document the adequacy of our internal control over financial reporting, (ii) take steps to improve our control processes, where appropriate, and (iii) verify through testing that our controls are functioning as documented. To date, we have identified certain deficiencies in the design and operating effectiveness of our internal control over financial reporting, and we believe that they have been corrected or are in the process of being corrected. Although this process is not completed, management is not aware of any "significant deficiencies" or "material weaknesses" in our internal controls over financial reporting, as defined in applicable Securities and Exchange Commission rules and regulations. If we fail to identify and correct any significant deficiencies in the design or operating effectiveness of our internal control over financial reporting we may not be able to report our financial results with the desired degree of accuracy or to prevent fraud.

ENVIRONMENTAL LIABILITY ASSOCIATED WITH COMMERCIAL LENDING COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     In the course of our business, we may acquire, through foreclosure, properties securing loans that are in default. There is a risk that hazardous substances could be discovered on those properties. In this event, we may be required to remove the substances from and remediate the properties at our cost and expense. The cost of removal and environmental remediation could be substantial. We may not have adequate remedies against the owners of the properties or other responsible parties and could find it difficult or impossible to sell the affected properties. These events could have a material adverse effect on our business, financial condition and operating results.

WE FACE STRONG COMPETITION IN OUR MARKET AREAS, WHICH MAY LIMIT OUR GROWTH AND PROFITABILITY.

     Our market areas, which primarily consist of the New York City area and the Tampa Bay area of Florida, are very competitive, and the level of competition facing us may increase further, which may limit our growth and profitability. We experience competition in both lending and attracting deposits from other banks and nonbanks located within and outside our market areas, some of which are significantly larger institutions or institutions with greater resources, lower cost of funds or a more established market presence. Nonbank competitors for deposits and deposit-type accounts include savings associations, credit unions, securities firms, money market funds, life insurance companies and the mutual funds industry. For loans, we encounter competition from other banks, savings associations, finance companies, mortgage bankers and brokers, insurance companies, credit card companies, credit unions, pension funds and securities firms.

TERRORIST ACTS AND ARMED CONFLICTS MAY ADVERSELY AFFECT OUR BUSINESS.

     Terrorist acts, such as those that occurred on September 11, 2001, as well as the war on terror may have an adverse impact on our results of operations and on the economy in general. Since the properties underlying a high concentration of our mortgage loans are located in New York City, we may be more vulnerable to the adverse impact of such occurrences than other institutions.

Risks Relating to this Offering

BECAUSE OUR SECURITIES ARE NOT FDIC INSURED, YOU RISK A LOSS OF YOUR ENTIRE INVESTMENT.

     Neither our Class A Common Stock nor our Class B Common Stock is a savings or deposit account or other obligation of the bank, such shares are not insured by the FDIC or any other governmental agency and are subject to investment risk, including the loss of your entire investment.

THERE IS NOT PRESENTLY AN ACTIVE TRADING MARKET FOR OUR SHARES OF CLASS A COMMON STOCK AND OUR CLASS B COMMON STOCK IS NOT LISTED ON AN EXCHANGE, AND THEREFORE YOU MAY NOT BE ABLE TO SELL ANY SHARES OF CLASS A COMMON STOCK OR CLASS B COMMON STOCK IN THE EVENT THAT YOU NEED A SOURCE OF LIQUIDITY.

     Although our Class A Common Stock is listed on the NASDAQ Global Select Market system, the trading in our Class A Common Stock has substantially less liquidity than the trading in the stock of many other companies listed on that market. A public trading market in our Class A Common Stock that has the desired characteristics of depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our Class A Common Stock at any time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Further, because our Class B Common Stock is not listed on an exchange, the foregoing desired characteristics of depth, liquidity and orderliness is even more difficult to attain. In the absence of an active trading market for our Class A Common Stock or our Class B Common Stock, you may be unable to sell your shares of Class A Common Stock or Class B Common Stock at or above the applicable exercise price.

MANAGEMENT HAS DISCRETIONARY USE OF THE PROCEEDS FROM THIS OFFERING AND YOU MAY NOT AGREE WITH THE USES WE CHOOSE TO MAKE WITH THE PROCEEDS.

     Management will have broad discretion with respect to the deployment of the net proceeds from this offering. All determinations concerning the use of the net proceeds will be made by our management. Accordingly, there is a greater degree of uncertainty concerning the return on any investments we may make, than would be the case if specific investments were identified, and there is no assurance that you will agree with the uses that we choose to make of these net proceeds.

WE HAVE NEVER PAID CASH DIVIDENDS TO OUR STOCKHOLDERS AND HAVE NO PRESENT PLANS TO PAY CASH DIVIDENDS.

     Since our formation, we have not paid any cash dividends to our stockholders, and we have no present intention to pay cash dividends in the foreseeable future. Dividends, if and when paid by us, are subject to our financial condition and the financial condition of our subsidiaries, as well as other business considerations, including restrictions on the payment of dividends contained in the documents governing our trust preferred securities. In addition, applicable federal banking regulations and Delaware law limit our ability to pay dividends. Accordingly, there can be no assurance that any dividends will be paid in the future.

VOTING CONTROL OF OUR BOARD OF DIRECTORS IS HELD BY A LIMITED NUMBER OF STOCKHOLDERS, WHOSE INTERESTS MAY NOT ALWAYS BE ALIGNED WITH YOURS.

     As of the date of this prospectus, three stockholders, one whom is the Chairman and Chief Executive Officer, and the other two of whom are the mother and sister of our Chairman and Chief Executive Officer, together beneficially owned all of the outstanding Class B Common Stock. The holders of our Class B Common Stock, as a separate class, can elect two-thirds of our directors. As a result, voting control continues to rest with those persons. Therefore, the holders of our Class A Common Stock are not able to replace current management, since they only elect one-third of our directors. As the interests of the controlling stockholders might not always be aligned with your interests, these persons may exercise control over us in a manner detrimental to your interests. For example, the holders of Class B Common Stock could delay, deter or prevent a change in control or other business combination that might otherwise be deemed beneficial to our other stockholders.

"ANTI-TAKEOVER" PROVISIONS AND THE REGULATIONS TO WHICH WE MAY BE SUBJECT MAY MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE CONTROL OF US, EVEN IF THE CHANGE IN CONTROL WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     We are a financial holding company incorporated in Delaware. Anti-takeover provisions in Delaware law and our certificate of incorporation and bylaws, as well as regulatory approvals required under federal banking laws, could make it more difficult for a third party to acquire control of us and may prevent stockholders from receiving a premium for their shares of Class A Common Stock. Our certificate of incorporation provides that our board of directors may issue up to 300,000 shares of preferred stock, in one or more series, without stockholder approval and with such terms, preferences, rights and privileges as the board of directors may deem appropriate. These and other factors may hinder or prevent a change in control, even if the change in control would be beneficial to our stockholders. See "Description of Our Securities - Certain Provisions Having Potential Anti-Takeover Effects."

                             RATIO OF EARNINGS TO FIXED CHARGES (1)

                                      Nine Months
                                        Ended
                                     September 30,        Fiscal Years Ended December 31,
                                                          -------------------------------
                                         2006           2005           2004           2003
                                     -------------  -------------  -------------  -------------
CONSOLIDATED COMPANY
    Excluding interest on deposits       4.3             3.6            2.6            2.6
    Including interest on deposits       1.6             1.6            1.5            1.6
INTERVEST BANCSHARES CORPORATION(2)      1.0             1.0            1.0            0.8
INTERVEST MORTGAGE CORPORATION           1.8             1.8            1.6            1.5

(1) The ratio of earnings to fixed charges has been computed by dividing earnings (before the provision for income taxes and fixed charges) by fixed charges. Fixed charges consist of interest expense incurred during the period and amortization of deferred debenture offering costs. (2) Intervest Bancshares Corporation's earnings include dividends received from its subsidiaries for purposes of this calculation.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov.
------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

     We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

      INTERVEST BANCSHARES CORPORATION
      SEC FILINGS (FILE NO. 000-23377)                         PERIOD
---------------------------------------------  --------------------------------------
Annual report on Form 10-K                     Year ended December 31, 2005 (filed
                                               March 8, 2006)

Quarterly Report on Form 10-Q                  Quarter ended March 31, 2006 (filed
                                               May 10, 2006)

Quarterly Report on Form 10-Q                  Quarter ended June 30, 2006 (filed
                                               August 7, 2006)

Quarterly Report on Form 10-Q                  Quarter ended September 30, 2006
                                               (filed November 2,2006)

Current Reports on Form 8-K                    May 17, 2006, June 28, 2006, August 9,
                                               2006, August 22, 2006,September 22,
                                               2006, and October 6, 2006

The description of our Class A Common Stock
contained in our Registration Statement on
Form 8-A12G under the heading "Description
Of Registrant's Securities to be Registered"   Filed on November 14, 1997

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the Class A Common Stock and Class B Common Stock. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we may file with the SEC, unless otherwise specified in such current report.

You may obtain copies of any of these filings through Intervest Bancshares Corporation as described below, through the SEC or through the SEC's Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone at:

                        Intervest Bancshares Corporation
                        One Rockefeller Plaza, Suite 400
                          New York, New York 10020-2002
                                 Attn: Secretary
                                 (212) 218-2800

                           FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would," and similar expressions or expressions of the negative of these terms.

Such statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.

Many factors could affect our actual results, and variances from our current expectations regarding such factors could cause actual results to differ materially from those expressed in our forward-looking statements. We presently consider the factors set forth above under the heading "Risk Factors" and those set forth below to be important factors that could cause actual results to differ materially from our published expectations. However, management cannot predict all factors, or combinations of factors, that may cause actual results to differ materially from those projected in any forward-looking statements. Factors that could cause our results to be different from our expectations include:

     - statements relating to projected growth, anticipated improvements in earnings, earnings per share, and other financial performance measures, and management's long term performance goals;

     - statements relating to the anticipated effects on results of operations or our financial condition from expected developments or events;

     - statements relating to our business and growth strategies, including potential acquisitions; and

     -    any other statements which are not historical facts.

     You should not place undue reliance on any forward-looking statement. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.


                                 USE OF PROCEEDS

     We will not receive any proceeds in connection with the conversion of the Series 5/14/98 debentures, and the net proceeds to us upon the exercise of warrants, will depend upon the number of warrants actually exercised and cannot be determined at this time. However, assuming all of the warrants were to be exercised, the net proceeds to us would be approximately $4.8 million.

     We intend to use the net proceeds we receive from the exercise of warrants for general corporate purposes, including, without limitation, the financing of the expansion of our business through acquisitions, the establishment of new branches or subsidiaries, and the infusion of capital to our current or future subsidiaries. Neither we nor any of our subsidiaries currently has any plans, understandings, arrangements or agreements, written or oral, with respect to the establishment of any branches or with respect to any specific acquisition prospect, and none of them is presently negotiating with any party with respect thereto.

     The actual application of net proceeds received by us will depend on the capital needs of our subsidiaries, our own financial requirements and available business opportunities. None of the uses described herein constitute a commitment by us to expend the proceeds in a particular manner. We reserve the right to make shifts in the allocation of the proceeds from this offering if future events, including changes in the economic climate or our planned operations, make such shifts necessary or desirable. In such events, proceeds may be applied to the working capital requirements of the Company or its subsidiaries. Pending their ultimate application, the net proceeds will be invested in relatively short-term investments or otherwise applied as management may determine.

                         DETERMINATION OF OFFERING PRICE

     Our Class A Common Stock is presently listed on the Nasdaq Global Select Market under the symbol "IBCA". There is no public-trading market for our Class B Common Stock

     At the time of original issuance of the warrants, there was no established trading market for any of our securities. Accordingly, the exercise prices for the warrants and the conversion prices for the 5/14/98 debentures were established based upon a number of factors, including the following: (i) our financial condition and the financial condition of our subsidiaries; (ii) the experience of management; and (iii) the general status of the securities markets and other relevant factors. We have reviewed the exercise and conversion prices from time to time and have previously approved certain reductions in the exercise price of the warrants and the conversion prices of 5/14/98 debentures, which revised prices are described in this prospectus.

                              PLAN OF DISTRIBUTION

     The warrants are not exercisable and the 5/14/98 debentures are not convertible unless we have a current prospectus covering the shares issuable upon exercise of the warrants or conversion of the 5/14/98 debentures. This prospectus covers those shares of Class A Common Stock and Class B Common Stock issuable upon exercise and conversion.

     Shares of Class A Common Stock and Class B Common Stock will be issued by us, from time to time, upon exercise of the warrants and the 5/14/98 debentures by the holders thereof. Warrants may be exercised by the holders thereof by mailing or delivering a completed and duly executed election to purchase form which is on the reverse side of the warrant certificate, together with payment of the applicable exercise price per share for each warrant surrendered to the Bank of New York, the Company's warrant agent, prior to expiration of the warrant. Payment may be made in certified funds, cashier check, bank draft or bank check, payable to the order of the warrant agent. All funds received by the warrant agent from the exercise of warrants will be forwarded to us. The 5/14/98 debentures can be converted into shares of Class A Common Stock upon written notice to us at the office maintained for that purpose and delivery of the certificate representing the debentures to be converted.

                          DESCRIPTION OF OUR SECURITIES

     The following descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in our restated certificate of incorporation and our bylaws, as amended to date.

AUTHORIZATION

     Our authorized capital stock consists of 13,000,000 shares of capital stock. We are authorized to issue two classes of common stock, consisting of 12,000,000 shares of Class A Common Stock, par value $1.00 per share, and 700,000 shares of Class B Common Stock, par value $1.00 per share. We are also authorized to issue 300,000 shares of preferred stock, par value $1.00 per share.

     As of September 30, 2006, there were 7,470,490 shares of Class A Common Stock And 385,000 shares of Class B Common Stock issued and outstanding, and no shares of preferred stock were issued and outstanding. At September 30, 2006, there were approximately 2,500 holders of record of the Class A Common Stock, which includes persons or entities that hold their stock in nominee form or in street name through various brokerage firms, and three holders of record of Class B Common Stock.

COMMON STOCK

     Dividend Rights. Subject to preferences that might be applicable to any shares of our preferred stock that may hereafter be issued, the holders of Class A and Class B Common Stock are entitled to share ratably in such dividends as may be declared by the board of directors out of funds legally available therefor. To date, we have not paid, and there is not current intention to pay, any cash or stock dividends on our capital stock.

     As a Delaware corporation, we may not declare and pay dividends on our capital stock if the amount paid exceeds an amount equal to the surplus which represents the excess of our net assets over paid-in-capital or, if there is no surplus, our net earnings for the current and/or immediately preceding fiscal year. Dividends cannot be paid from our net profits unless the paid-in- capital represented by the issued and outstanding stock having a preference upon the distribution of our assets at the market value is intact. Under applicable Delaware case law, dividends may not be paid on our capital stock if we become insolvent or the payment of the dividend will render us insolvent. To the extent we were to pay dividends and we are deemed to be insolvent or inadequately capitalized, a bankruptcy court could direct the return of any dividends. The primary source of funds for cash dividends payable by us to our stockholders is the cash dividends received from our subsidiaries. A subsidiaries payment of cash dividends to us is determined by that subsidiary's board of directors and is dependent upon a number of factors, including the subsidiary's capital requirements, applicable regulatory limitations, results of operations, financial condition and any restrictions arising from outstanding indentures.

     Voting Rights. Each share of our Class A and Class B Common Stock entitles its holder to one vote in the election of directors as well as all other matters to be voted on by stockholders. Both classes of common stock have equal voting rights as to all matters, except that, so long as at least 50,000 shares of Class B Common Stock are issued and outstanding, the holders of the Class B Common Stock are entitled to vote for the election of two-thirds (rounded up to the nearest whole number) of the directors, and the holders of Class A Common Stock are entitled to elect the remaining directors. Holders of our Class A or Class B Common Stock are not entitled to cumulate their votes in the election of directors. Under Delaware law, the holders of each class of our common stock would be entitled to vote as a separate class on certain matters that would adversely affect or subordinate the rights of that class.

     Conversion Rights. The shares of Class B Common Stock are convertible, at any time, on a share for share basis, into shares of Class A Common Stock at the option of the holder.

     No Preemptive Rights. Holders of our Class A and Class B Common Stock do not have any preemptive rights to subscribe for additional shares on a pro rata basis or otherwise when additional shares are offered for sale by us.

     Assessment and Redemption. Our common stock is not subject to redemption or any sinking fund provisions, and all outstanding shares are fully paid and non-assessable.

     Liquidation Rights. Subject to preferences that might be applicable to any shares of our preferred stock that may hereafter be issued, in the event of our liquidation, dissolution or winding up, the holders of our Class A and Class B Common Stock are entitled to receive, pro rata, after payment of all of our debts and liabilities, all of our remaining assets available for distribution in cash or in kind. In the event of any liquidation, dissolution or winding up of any subsidiary, the holding company, as the sole shareholder of the subsidiary's common stock, would be entitled to receive all remaining assets of that subsidiary available for distribution in cash or in kind after payment of all debts and liabilities of the subsidiary (including, in the case of the bank, all deposits and accrued interest thereon).

PREFERRED STOCK

     The authorized preferred stock is available for issuance from time to time at the discretion of our board of directors without stockholder approval. The board of directors has the authority to prescribe for each series of preferred stock it establishes the number of shares in that series, the number of votes (if any) to which the shares in that series are entitled, the consideration for the shares in that series, and the designations, powers, preferences and other rights, qualifications, limitations or restrictions of the shares in that series. Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.

WARRANTS

     The warrants are held by the estate of Jerome Dansker, our former chairman and founder. As of September 30, 2006, Mr. Dansker's estate held warrants to purchase up to 501,465 shares of our Class A Common Stock at an exercise price of $6.67 per share. These warrants, which were issued in 1994 and expire on January 31, 2007, and may be exercised at any time, in whole or in part, prior to the expiration date, provided that the warrants may not be exercised for fewer than 100 shares unless exercised as to all remaining shares.

     Also as of September 30, 2006, Mr. Dansker's estate held warrants to purchase up to 195,000 shares of our Class B Common Stock. One warrant, to purchase up to 145,000 shares of our Class B Common Stock, at an exercise price of $6.67 per share, expires on January 31, 2008. The remaining warrant allows the purchase of up to 50,000 shares of Class B Common Stock at an exercise price of $10.00 per share and also expires on January 31, 2008.

     The exercise price and the number of shares covered by the warrants are subject to adjustment upon occurrence of certain events, including stock dividends, stock splits and similar recapitalizations affecting our common stock, or sales by us of shares of our common stock at prices less than the exercise price of the warrants. The board of directors has the authority to extend the expiration date of the warrants from time to time to a term not to extend beyond two years after the current expiration dates.


CERTAIN PROVISIONS HAVING POTENTIAL ANTI-TAKEOVER EFFECTS

     General. The following is a summary of the material provisions of Delaware General Corporation Law and our restated certificate of incorporation and bylaws that address matters of corporate governance and the rights of stockholders. Certain of these provisions may delay or prevent takeover attempts not first approved by our board of directors (including takeovers which certain stockholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders. The primary purpose of these provisions is to encourage negotiations with our management by persons interested in acquiring control of Intervest Bancshares Corporation. All references to the certificate of incorporation and bylaws are to our restated certificate of incorporation and bylaws in effect on the date of this prospectus.

     Filling Vacancies. Vacancies occurring in our board of directors may be filled by the stockholders or a majority of the remaining directors, even though less than a quorum. Vacancies filled by the stockholders will be filled in accordance with the relative voting rights of the holders of our Class A and Class B Common Stock in connection with an election of directors, as described above.

     Amendment of Bylaws. Subject to certain restrictions described below, either a majority of our board of directors or our stockholders may amend or repeal the bylaws. Generally, the stockholders may adopt, amend, or repeal the bylaws in accordance with the Delaware General Corporation Law.

     Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called only by our chairman, our president, our board of directors or by a committee of the board of directors whose authority includes the power to call such meetings.

     Authorized But Unissued Shares. Delaware law does not require stockholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

     Preferred Stock. Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to provide flexibility and eliminate delays associated with a stockholder vote on specific issues. However, the ability of our board of directors to issue preferred stock and determine its rights and preferences may have the effect of delaying or preventing a change in control, as described above under "Description of Our Securities - Preferred Stock."

     Statutory and other Restrictions on Acquisition of our Capital Stock. Provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. These provisions:

          - give the holders of Class B Common Stock the right to elect two-thirds (rounded up to the nearest whole number) of our board of directors; and

          - allow us to issue preferred stock without any vote or further action of the stockholders.

     We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with an interested stockholder, unless:

     - prior to the time of the proposed action, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - at or subsequent to the time of the proposed action, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company.

LIMITATIONS ON DIRECTOR LIABILITY

     Our certificate of incorporation provides that our directors shall generally not be liable to us or any of our stockholders for monetary damages for breach of duty as a director to the fullest extent permitted by the Delaware General Corporation Law. This provision will eliminate such liability except for
(i) any breach of the director's duty of loyalty to us or to our stockholders,
(ii) acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability for unlawful payment of dividends or unlawful stock purchases or redemptions in violation of the Delaware General Corporation Law, and (iv) any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION OF DIRECTORS AND OFFICER

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under the provisions discussed above or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

REGISTRAR AND TRANSFER AGENT

     The registrar and transfer agent for our Class A and Class B Common Stock is The Bank of New York.

OUR SECURITIES ARE NOT INSURED BY THE FDIC

     An investment in any of our securities, including our Class A Common Stock and our Class B Common Stock, will not be a deposit or a savings account and will not be insured or guaranteed by the FDIC or any other governmental agency and is subject to investment risk, including the possible loss of your entire investment.

DESCRIPTION OF THE SERIES 5/14/98 CONVERTIBLE SUBORDINATED DEBENTURES

     General. The 5/14/98 debentures are generally unsecured, subordinated obligations of ours, limited to an original aggregate principal amount of $7,000,000 and mature on July 1, 2008. At September 30, 2006, there was a total of $1,830,000 principal amount of 5/14/98 debentures outstanding.

     The 5/14/98 debentures were issued pursuant to an Indenture dated as of June 1, 1998 (the "Indenture") between us and the Bank of New York, as trustee (the "Trustee"). Interest on the 5/14/98 debentures accrues each calendar quarter at the rate of 8% per annum. In addition, interest accrues each calendar quarter on the balance of the accrued interest as of the last day of the preceding calendar quarter at the same interest rate. All accrued interest on the 5/14/98 debentures is payable at maturity, whether by acceleration, redemption or otherwise.

     Any debenture holder may, on or before July 1 of each year, elect to be paid all accrued interest on the 5/14/98 debentures and to thereafter receive payments of quarterly interest. The election must be made after April 1 and before May 31 and the holder will receive a payment of accrued interest on July 1 and will thereafter receive quarterly payments of interest on the first day of each January, April, July and October until the maturity date. Once made, an election to receive interest is irrevocable. Quarterly interest is payable to holders of record on the first day of the month preceding the interest payment date.

     Conversion Rights. The 5/14/98 debentures are convertible, at the option of the holder, into shares of our Class A Common Stock at any time prior to April 1, 2008 (subject to prior redemption by us on not less than 30 days notice and not more than 90 days notice), at a current conversion price of $16.00 per share through December 31, 2006, which conversion price increases annually thereafter on January 1 of each year, as follows: $18.00 in 2007; and $20.00 from January 1, 2008 through April 1, 2008. We have the right, from time to time in our discretion to establish conversion prices per share which are less than the conversion prices set forth above, which lower prices will remain in effect for such periods as we may determine and as shall be set forth in a written notice to the holders of 5/14/98 debentures. We have, on two occasions, reduced the price at which the 5/14/98 debentures may be converted during specified periods.

     The conversion price is subject to adjustment in certain events, including
(i) dividends (and other distributions) payable in Class A common stock on any class of our capital stock, (ii) the issuance to all holders of common stock of rights or warrants entitling them to subscribe for or purchase shares of Class A common stock at less than the current market price (as defined), (iii) subdivisions, combinations and reclassifications of common stock, (iv) distributions to all holders of Class A common stock of evidence of indebtedness or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and any dividend or distribution paid exclusively in cash.

     Fractional shares of Class A common stock will not be issued upon conversion, but, in lieu thereof, we will pay cash adjustment equal to the portion of the principal and/or interest not converted into whole shares.

                                  LEGAL MATTERS

     Harris Beach PLLC, Pittsford, New York will pass on the legality of the securities offered by this prospectus. Thomas E. Willett, a member of Harris Beach PLLC, serves as one of our directors and is the beneficial owner of 6,000 shares of our Class A Common Stock.

                                     EXPERTS

     The consolidated balance sheets of Intervest Bancshares Corporation and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for the three-year period ended December 31, 2005, appearing in our Annual Report on Form 10-K, have been audited by Hacker, Johnson & Smith P.A., P.C., Tampa, Florida, Independent Registered Public Accounting Firm, as set forth in their report thereon, included therein, and incorporated herein by reference. The financial statements of Intervest Bancshares Corporation and Subsidiaries are included in reliance upon such reports, given on the authority of those firms as experts in accounting and auditing.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the registration fee.

SEC registration fee                                          $ 0.00*
Accounting fees and expenses                                  $1,000
Legal fees and expenses                                       $3,000
Printing and miscellaneous expenses                           $2,000
                                                             --------
                                                              $6,000
                                  ------------

ITEM15.  INDEMNIFICATION  OF  OFFICERS  AND  DIRECTORS

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer or director in defending such action, provided that the officer or director undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided by the DGCL is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any corporation's bylaws, agreement, vote or otherwise.

     The Registrant's bylaws provide that the Registrant will indemnify any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer, and any director or officer who served any other company in any capacity at the Registrant's request, in the manner and to the maximum extent permitted by the DGCL, as the same now exists or may hereafter be amended in a manner more favorable to persons entitled to indemnification; and the Registrant may, in the discretion of its board of directors, indemnify all other corporate personnel to the extent permitted by law. The right to indemnification contained in the Registrant's bylaws includes the right to be paid by the Registrant the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition.

     An employment agreement between the Registrant and Lowell S. Dansker, chairman, president, and chief executive officer, contains indemnification provisions, in addition to those contained in the Registrant's bylaws, which provide that the Registrant will indemnify and hold him harmless against all losses, claims, damages or liabilities (including legal fees, disbursements, and any other expenses incurred in investigating or defending against any such loss, claim, damage or liability) arising (i) by reason of any acts or omissions or any alleged acts or


                                      III
omissions arising out of his activities in connection with the conduct of the Registrant's business (or any of the Registrant's subsidiaries or affiliated entities), (ii) by reason of the performance by him of the services to be performed pursuant to the terms of the employment agreement, (iii) by reason of any claim or allegation of failure to perform such services in accordance with the terms of the employment agreement, or (iv) by reason of the performance of services alleged to be beyond the scope of the authority conferred upon him pursuant to the terms of the employment agreement; provided that, no indemnity will be provided for losses, claims, damages or liabilities described above to the extent that such losses, claims, damages or liabilities result from the gross negligence or willful misconduct of such person. The indemnification provided in the employment agreement survives the expiration or earlier termination of such employment agreements and is in addition to any common law or contractual rights of indemnification available at law or in equity, and includes all costs and expenses of enforcing the right to indemnification. Under the employment agreement, Mr. Lowell Dansker is also entitled, upon request, to the payment by the Registrant of all costs and expenses paid or incurred by such person in investigating, defending or settling any claim, loss, damage or liability that may be subject to a right of indemnification.

     Intervest Bancshares Corporation also has purchased a policy of directors' and officers' liability insurance.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to the Registrant's directors, officers and controlling persons under the provisions discussed above or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM16. EXHIBITS

SEE "EXHIBIT INDEX", WHICH IS INCORPORATED BY REFERENCE INTO THIS ITEM 16.

ITEM17.  UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.


                                       IV

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii)the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv)any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                       V

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on November 8, 2006.


                              INTERVEST BANCSHARES CORPORATION

                              By: /s/ Lowell S. Dansker
                                  ---------------------
                              Name:   Lowell S. Dansker
                              Title:  Chief Executive Officer, President and
                                      Chairman
                                      (Principal Executive Officer)

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lowell S. Dansker, Chief Executive Officer, President and Chairman, and Stephen A. Helman, Vice President and Secretary, and each of them, as attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                                       VI

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

     CHIEF EXECUTIVE OFFICER, PRESIDENT AND CHAIRMAN:
     (PRINCIPAL EXECUTIVE OFFICER)

     By:     /s/ Lowell S. Dansker                     Date:  11/8/2006
             ---------------------
             Lowell S. Dansker

     CHIEF FINANCIAL OFFICER:
     (PRINCIPAL FINANCIAL OFFICER):

     By:     /s/ John J. Arvonio                       Date:  11/8/2006
             -------------------
             John J. Arvonio

     VICE PRESIDENT, SECRETARY AND DIRECTOR:

     By:     /s/ Stephen A. Helman                     Date:  11/8/2006
             ---------------------
             Stephen A. Helman

     DIRECTORS:


     By:     /s/ Michael A. Callen                     Date:  11/8/2006
             ---------------------
             Michael A. Callen


     By:     /s/ Paul R. DeRosa                        Date:  11/8/2006
             ------------------
             Paul R. DeRosa


     By:     /s/ Wayne F. Holly                        Date:  11/8/2006
             ------------------
             Wayne F. Holly


     By:     /s/ Lawton Swan, III                      Date:  11/8/2006
             --------------------
             Lawton Swan, III


     By:     /s/ Thomas E. Willett                     Date:  11/8/2006
             ---------------------
             Thomas E. Willett


     By:     /s/ David J. Willmott                     Date:  11/8/2006
             ---------------------
             David J. Willmott


     By:     /s/ Wesley T. Wood                        Date:  11/8/2006
             ------------------
             Wesley T. Wood


                                      VII

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER   DESCRIPTION OF DOCUMENT
-------  -----------------------------------------------------------------------
5.1      Opinion of Harris Beach PLLC

12       Computation of ratio of earnings to fixed charges.

23.1     Consent of Independent Registered Public Accounting Firm.

23.2     Consent of Harris Beach PLLC (included in Exhibit5.1).

24.1     Power of Attorney (included on signature page).


                                      VIII